Exhibit 99.2

Coldwater Creek extends its award-winning customer service to include day spas

•	Company plans to test six Coldwater Creek Spa locations in spring 2006

SANDPOINT, Idaho, December 12, 2005 Coldwater Creek, the national retailer of women’s apparel, jewelry, accessories and gifts, today announced plans to expand on its legacy of providing exceptional customer service as it tests a new concept – Coldwater Creek Spa. The day spas, scheduled to open in spring 2006, will serve six geographically distributed markets, offering a complete menu of spa treatments, including massage, facials, manicures and pedicures.

These Coldwater Creek Spa locations will average 5,000 square feet, featuring a relaxed setting with soft wood accents and ambient lighting, and will be staffed by experienced professionals in all treatment areas. The day spas, which will be located adjacent to or within close proximity of existing Coldwater Creek retail stores, also will carry an assortment of relevant apparel, as well as a line of personal care products for women.

“Coldwater Creek Spa gives us an opportunity to further leverage our national brand awareness and provide the customer with a truly service-oriented day spa experience,” said Dennis Pence, chairman and chief executive officer of Coldwater Creek. “As a company, we have more than two decades of exceeding expectations for both quality and service and that will be particularly important for customers in the spa environment. We were pleased to be recognized in a recent National Retail Federation survey as the No. 1 specialty apparel retailer for customer service and the No. 2 retailer overall for customer service. Our goal is to carry on this legacy in our day spa locations.”

Based on positive response to this concept from focus groups comprised of both customers and non-customers, the company has learned there is a strong familiarity with the Coldwater Creek name, as well as a broad consensus that the brand is well-suited to provide this new service.

“We believe the day spa concept creates excellent potential for us to cross-market Coldwater Creek retail stores and Coldwater Creek Spa to increase traffic for both concepts and generate transactions in both directions,” Pence added. “Additionally, the high-profile inclusion of apparel from our Sport assortment will provide an excellent merchandising synergy, as well as potential for further expanding this part of our collection.”

Coldwater Creek caters to females ages 35-60, with average household income in excess of $75,000. The company currently has 174 retail store locations, with the opportunity to grow its national store base to 450-500 over the next several years.

The company has a customer e-mail list of more than 2.6 million addresses and will send out approximately 110 million catalogs in fiscal 2005.

“All of these selling channels provide an extremely effective and cost-efficient vehicle for promoting the Coldwater Creek Spa test,” Pence said. “These Coldwater Creek Spa locations are scheduled to begin operation in the first half of 2006. Based on customer response, we will continue to evaluate, test and refine the spa concept.”

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Contact:

COLDWATER CREEK INC.

David Gunter

Divisional Vice President of Corporate Communications & Investor Relations

208-263-2266

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements regarding our planned spa concept. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks. Important factors that could cause actual results to differ materially from our expectations, including factors that could cause us to curtail or abandon our spa concept test include: unexpected or increased costs or delays in the development of our spa concept; the potential strain on management resources in developing and testing a new concept; legal and regulatory constraints; the inherent difficulty in forecasting consumer tastes and trends through market research, concept testing or otherwise, and the possibility that we will determine through the development or performance of our test sites that demand does not meet our expectations; our inability to fund our spa concept with operating cash as a result of either lower sales from our retail and direct businesses or higher than anticipated costs, or both, which could cause us to discontinue or delay the spa concept; and such other factors as are discussed in our Form 10-Q Quarterly Reports and in our most recent Form 10-K Annual Report filed with the U.S. Securities and Exchange Commission (“SEC”). We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. We provide a detailed discussion of risk factors in periodic SEC filings, and you are encouraged to review these filings in connection with this release.